Exhibit 4.12

ASSUMPTION AND GUARANTY AGREEMENT

This ASSUMPTION AND GUARANTY AGREEMENT (this “Assumption and Guaranty”), dated as of May 25, 2007, is made by Oaktree Capital I, L.P., a Delaware limited partnership (the “Guarantor”), and Oaktree Capital II, L.P., a Delaware limited partnership and Oaktree Media Investments, L.P., a Delaware limited partnership, (together, the “Co-Obligors”) in favor of each of the holders of a Note (each “Note Holder”).

RECITALS

WHEREAS, reference is made to that certain Note Purchase Agreement, dated as of November 8, 2006 (as amended, modified, supplemented or restated and in effect from time to time, the “Note Purchase Agreement”), between Oaktree Capital Management, L.P., a Delaware limited partnership (the “Note Issuer”) and each of the purchasers listed on Schedule A thereto relating to the issuance and sale of the Note Issuer’s 5.82% Senior Notes due November 8, 2016 (the “Notes”);

WHEREAS, the Note Issuer and Holders constituting the Required Holders have, through that certain Amendment and Waiver to the Note Purchase Agreement (the “Amendment”), agreed to amend certain provisions of, and waive certain provisions of or defaults under, the Note Purchase Agreement in order to permit and facilitate the Restructuring (as defined therein);

WHEREAS, the Amendment provides that the Guarantor and the Co-Obligors shall execute this Assumption and Guaranty;

WHEREAS, in connection with the Restructuring, the Guarantor and the Co-Obligors shall receive valuable consideration from the Note Issuer, including, without limitation, in the form of the transfer to them by the Note Issuer of certain business assets and the conferral upon them by the Note Issuer of continued use of the proceeds from the initial sale and issuance of the Notes as capital following the Restructuring;

NOW, THEREFORE, in consideration of the premises and the agreements herein contained and set forth in the Amendment, the parties hereto agree as follows:

SECTION 1. ASSUMPTION OF OBLIGATIONS.

§1.1	Co-Obligors’ Assumption.

The Co-Obligors hereby irrevocably and unconditionally assume the duty of due and punctual performance and observance of each covenant and condition contained in the Note Purchase Agreement, the Other Agreements and the Notes and agree to become jointly and severally liable with the Note Issuer for the due and punctual performance and payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and at all times thereafter by the Note Issuer of all obligations contained in the Note Purchase Agreement, the Other Agreements and the Notes (collectively, the “Obligations”).

§1.2	Joint and Several Liability.

The Co-Obligors and the Note Issuer (collectively, the “Obligors”) agree that they are jointly and severally liable to the Note Holders for the performance and payment in full when due of all of the Obligations, and that such liability is independent of the obligations of each other Obligor. Each obligation, promise, covenant, representation and warranty in the Note Purchase Agreement and the Notes shall be deemed to have been made by, and be binding upon, each Obligor. The Note Holders may bring an action against any Obligor without regard to whether an action is brought against any other Obligor.

§1.3	No Discharge or Diminishment of Obligations.

The obligations of the Co-Obligors shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the performance or payment in full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations with respect to the Note Issuer, and shall not be subject to any defense or set-off, counterclaim, or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations as against the Note Issuer or any other Co-Obligor. Without limiting the generality of the foregoing, the Obligations shall not be discharged or impaired or otherwise affected by the failure of any Note Holder to assert any claim or demand or to enforce any remedy under the Note Purchase Agreement, the Notes, or this Assumption and Guaranty, by any waiver or modification of any provision thereof or hereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations by the Note Issuer or any other Co-Obligor, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Co-Obligors or that would otherwise operate as a discharge of the Co-Obligors as a matter of law or equity (other than the performance and payment in full of the Obligations).

§1.4	Defenses of Note Issuer Waived.

To the fullest extent permitted by applicable law, the Co-Obligors waive any defense based on or arising out of any defense of the Note Issuer or the unenforceability of the Obligations or any part thereof as against the Note Issuer from any cause, or the cessation from any cause of the liability of the Note Issuer, other than the performance and payment in full of the Obligations. The Co-Obligors hereby acknowledge that the Note Holders may compromise or adjust any part of the Obligations, make any other accommodation with the Note Issuer or exercise any other right or remedy available to them against the Note Issuer, without affecting or impairing in any way the liability of the Co-Obligors hereunder except to the extent that the Obligations have been performed and paid in full.

§1.5	Agreement to Pay.

In furtherance of the foregoing and not in limitation of any other right that the Note Holders have at law or in equity against the Co-Obligors by virtue hereof, upon the failure of the Note Issuer to perform or pay any Obligation when and as such performance or payment shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Co-Obligors hereby promise to and will forthwith perform or pay, or cause to be performed or paid, for the benefit of the Note Holders all such unperformed or unpaid Obligations. Upon performance or payment by any Co-Obligor of any of the Obligations as provided above, all rights of such Co-Obligor against the Note Issuer or any other Co-Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior performance or payment in full of all of the Obligations.

SECTION 2. GUARANTY OF OBLIGATIONS.

§2.1	Guaranty.

The Guarantor hereby irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise and at all times thereafter) and performance by the Obligors of all obligations under the Note Purchase Agreement, the Notes, and this Assumption and Guaranty (collectively, the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Assumption and Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation.

§2.2	Guaranty of Payment.

The Guarantor agrees that this Assumption and Guaranty constitutes a guaranty of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the holder of any Note to any remedies it may have against the Obligors.

§2.3	No Discharge or Diminishment of Guaranty.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the performance and payment in full of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations shall not be discharged or impaired or otherwise affected by the failure of any Note Holder to assert any claim or demand or to enforce any remedy under the Note Purchase Agreement, the Notes, this Assumption and Guaranty or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the performance and payment in full of the Guaranteed Obligations).

§2.4	Defenses of Obligors Waived.

To the fullest extent permitted by applicable Law, the Guarantor waives any defense based on or arising out of any defense of the Obligors or the unenforceability of the Guaranteed Obligations or any part thereof as against the Obligors from any cause, or the cessation from any cause of the liability of the Obligors, other than the performance and payment in full of the Guaranteed Obligations. The Guarantor hereby acknowledges that the Note Holders may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Obligors or exercise any other right or remedy available to them against the Obligors, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent that the Guaranteed Obligations have been performed or paid in full.

§2.5	Agreement to Pay.

In furtherance of the foregoing and not in limitation of any other right that the Note Holders have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Obligors to perform or pay any Guaranteed Obligation when and as such performance or payment shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith perform or pay, or cause to be performed or paid, for the benefit of the Note Holders all such unpaid Guaranteed Obligations. Upon performance or payment by the Guarantor of any of the Guaranteed Obligations as provided above, all rights of the Guarantor against the Obligors arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior performance or payment in full of all Guaranteed Obligations.

SECTION 3. OTHER PROVISIONS.

§3.1	Effectiveness.

This Assumption and Guaranty shall become effective upon the transfer of assets by OCM as part of the Restructuring and is expressly conditioned upon the effectiveness thereof.

§3.2	Termination.

This Assumption and Guaranty (a) shall terminate when (i) the Note Purchase Agreements, the Other Agreements and the Notes have been terminated or (ii) all of the Obligations and Guaranteed Obligations have been performed and paid in full or otherwise satisfied, and (b) shall continue to be effective or be reinstated, as the case may be, if at any time performance or payment, or any part thereof, of any Obligation or Guaranteed Obligation is rescinded or must otherwise be restored by the Note Issuer, the

Co-Obligors, or the Guarantor upon the bankruptcy or reorganization of any of them or otherwise.

§3.3	Successors and Assigns.

All covenants and other agreements made by the Co-Obligors and the Guarantor for the benefit of the Note Holders in this Assumption and Guaranty shall bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note permitted under the Note Purchase Agreement) whether so expressed or not.

§3.4	Waivers; Amendment.

This Assumption and Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor, the Co-Obligors and the Required Holders.

§3.5	Severability.

Any provision of this Assumption and Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

§3.6	Counterparts.

This Assumption and Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

§3.7	Governing Law.

This Assumption and Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of another jurisdiction.

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IN WITNESS WHEREOF, the Co-Obligors and the Guarantor have duly executed and delivered this Assumption and Guarantee Agreement as of the date first set forth above.

OAKTREE CAPITAL I, L.P.

By: OCM Holdings I, LLC, its General Partner

By: Oaktree Holdings, LLC, its Managing Member

By: Oaktree Capital Group, LLC, its Managing Member

By:	/s/ TODD MOLZ

Name:	Todd Molz
Title:	Senior Vice President and Secretary

By:	/s/ LISA ARAKAKI

Name:	Lisa Arakaki
Title:	Vice President and Assistant Secretary

OAKTREE CAPITAL II, L.P.

By: Oaktree Holdings, Inc., its General Partner

By:	/s/ TODD MOLZ

Name:	Todd Molz
Title:	Vice President and Secretary

By:	/s/ LISA ARAKAKI

Name:	Lisa Arakaki
Title:	Vice President and Assistant Secretary

OAKTREE MEDIA INVESTMENTS, L.P.

By: Oaktree Media Holdings, Inc., its General Partner

By:	/s/ TODD MOLZ

Name:	Todd Molz
Title:	Vice President and Secretary

By:	/s/ LISA ARAKAKI

Name:	Lisa Arakaki
Title:	Vice President and Assistant Secretary